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                                                                   EXHIBIT 99.1

[MBf USA, INC. LETTERHEAD]


                            FOR IMMEDIATE RELEASE


                  MBf USA, INC. GRANTED TEMPORARY EXCEPTION
                        TO NASDAQ LISTING REQUIREMENTS
                   Company's Common Stock to Trade as MBFAC


ITASCA, ILLINOIS - OCTOBER 18, 1995 - MBf USA, Inc. today announced that the Company has been granted an exception from the minimum capital and surplus requirements required under the Nasdaq by-laws. For the duration of the exception, the Company's common stock will continue to be listed on The Nasdaq SmallCap Market under the trading symbol of MBFAC.

MBf USA said its inability to meet Nasdaq's minimum capital and surplus requirements as of June, 30, 1995, was due primarily to one-time restructuring charges associated with the discontinuance of its unprofitable nutritional product business, severance payments related to the Company's recent management restructuring, larger than anticipated startup costs associated with launching its condom line, and a reduction in profit margins due to the doubling of latex prices in the past year.

MBf USA's temporary exception granted by Nasdaq is conditioned on the Company taking certain specific steps that will allow the Company to comply with the minimum capital and surplus requirements in the future. The Company believes that it can meet these requirements, although there can be no assurance that it will do so.

Edward Marteka, President of MBf USA stated, "Although we anticipate significant losses through the third quarter, we expect that the fourth quarter results will be markedly improved due to our recent restructuring efforts, decreased overhead primarily related to the closing of our executive offices in New Jersey, as well as reductions in the costs of goods sold driven by the recent decline in the price of latex raw materials."

Stephen Tan, Chief Financial Officer added, "We are currently looking at a number of alternative financing options to raise beween $2.3 million and $3.3 million for the Company. Additionally, we have received assurances that our majority shareholder, MBf Holdings, will continue to support MBf USA financially in order to meet the Nasdaq capital and surplus requirements."

MBf USA, Inc. and its subsidiaries market Glovetex(R) brand and OEM medical examination gloves in the United States and the world famous Playboy(R) brand condoms internationally.

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CONTACT:                   -or-        MBf USA's INVESTOR RELATIONS COUNSEL:
MBf USA, INC.                          The Equity Group Inc.
Edward Marteka, President              Terry Hosmer   (212) 836-9610
(708) 285-9191                         Linda Latman   (212) 836-9609